Exhibit 3.2

STATE OF DELAWARE

AMENDMENT TO THE CERTIFICATE

OF LIMITED PARTNERSHIP

The Undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

First: The name of the limited partnership is MPLX LP.

Second: Article 3 of the Certificate of Limited Partnership shall be amended as follows:

MPLX GP LLC

200 E. Hardin Street

Findlay, Ohio 45840

In Witness Whereof, the undersigned executed this Amendment to the Certificate of Limited Partnership as of this 20th day of September, A.D. 2012.

MPLX GP LLC

By:	/s/ Lori A. Coon
General Partner(s)

Name:	Lori A. Coon, Assistant Secretary
(type or print name)